EXHIBIT 3(b)

Amendment to the By-Laws of

Kate Spade & Company

Section 3 of Article II of the By-Laws of Kate Spade & Company shall be deleted and replaced in its entirety with the following:

Section 3. Special Meetings.

(a) Unless otherwise prescribed by law or the Restated Certificate of Incorporation (such certificate, as amended from time to time, including resolutions adopted from time to time by the Board of Directors establishing the designation, rights, preferences and other terms of any class or series of capital stock, the “certificate of incorporation”) special meetings of the stockholders may be called only by (i) the Board of Directors or (ii) the Secretary of the corporation, in the case of clause (ii) at the written request of stockholders that own of record not less than twenty-five percent (25%) of the capital stock of the corporation entitled to vote generally in the election of directors and which request complies with the procedures set forth herein for calling a special meeting of stockholders. Only such business shall be conducted at a special meeting of the stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of the meeting.

(c) A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the secretary, and if, following such revocation there are un-revoked requests from stockholders holding of record in the aggregate less than the requisite number of shares of capital stock entitling such stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting. If none of the stockholders who submitted the request for a special meeting appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at the special meeting, or if the stockholders who submitted the request for the special meeting do not own of record, at the time of the special meeting, not less than twenty-five percent (25%) of the capital stock of the corporation entitled to vote generally in the election of directors, the corporation need not present such nominations or other business for a vote at such meeting.